UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ATMEL CORPORATION

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ATMEL CORPORATION

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 25, 2007
2:00 p.m.

Dear Atmel Stockholders:

Our Annual Meeting of Stockholders will be held on Wednesday, July 25, 2007 at 2:00 p.m., local time, at our offices located at 2325 Orchard Parkway, San Jose, California 95131, for the following purposes:

1. To elect eight (8) directors to serve for the ensuing year and until their successors are elected;

2.	To approve an amendment to the Atmel Corporation 2005 Stock Plan to permit us to commence a Section 409A exchange offer in connection with certain outstanding stock options;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on June 28, 2007 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone as instructed on the enclosed proxy card, or (3) by mail, using the enclosed paper proxy card and postage-prepaid envelope. For further details, please see the section entitled “Voting” beginning on page two of the accompanying Proxy Statement. Any stockholder attending the annual meeting may vote in person even if he or she has voted using the Internet, telephone, or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting.

FOR THE BOARD OF DIRECTORS

Patrick Reutens
Secretary

San Jose, California
July 9, 2007

ATMEL CORPORATION

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are furnished to holders of the common stock of Atmel Corporation (“Atmel” or the “Company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the Annual Meeting of Stockholders to be held on Wednesday, July 25, 2007, at 2:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at our offices located at 2325 Orchard Parkway, San Jose, California 95131. Our telephone number at this location is (408) 441-0311.

These proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2006 were first mailed on or about July 9, 2007, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Only holders of record of our common stock at the close of business on June 28, 2007 (the “Record Date”), are entitled to notice of and to vote at the meeting and any adjournment thereof. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date on all matters properly submitted for the vote of stockholders. At the Record Date, 488,843,018 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding. For information regarding security ownership by our executive officers and directors and by the beneficial owners of more than 5% of our common stock, see “Security Ownership” below.

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence of the holders of a majority of the shares of common stock entitled to vote generally at the annual meeting is necessary to constitute a quorum at the annual meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the annual meeting or (2) have properly submitted a proxy card or voted by telephone or over the Internet. Each director to be elected by stockholders shall be elected by the vote of the majority of the votes cast, which pursuant to our bylaws means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast for a director’s election shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. The affirmative vote of a majority of the votes duly cast is required to approve the amendment to the 2005 Stock Plan to permit us to commence a Section 409A exchange offer in connection with certain outstanding stock options described in Proposal Two below. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of our independent registered public accounting firm described in Proposal Three below.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting. Pursuant to our bylaws, abstentions are not considered to be “votes cast” for the election of directors and will not affect the outcome of the election of directors. With respect to Proposals Two and Three, abstentions are deemed to be “votes cast” and therefore have the same effect as a vote against Proposals Two and Three. Broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

Voting by telephone or the Internet.  A stockholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible.

Voting by proxy card.  All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the annual meeting.

Voting by attending the meeting.  A stockholder may vote his or her shares in person at the annual meeting. A stockholder planning to attend the annual meeting should bring proof of identification for entrance to the annual meeting. If a stockholder attends the annual meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting.

Changing vote; revocability of proxies.  If a stockholder has voted by telephone or the Internet or by sending a proxy card, such stockholder may change his or her vote before the annual meeting. A stockholder who has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be. Additionally, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary, 2325 Orchard Parkway, San Jose, California 95131) a later dated written notice of revocation or duly executed proxy, in each case at or before the taking of the vote at the annual meeting, or by attending the meeting and voting in person.

Expenses of Solicitation

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, telegram, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Stockholder Proposals to Be Presented at Next Annual Meeting

Requirements for stockholder proposals to be considered for inclusion in Atmel’s proxy materials. Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for our 2008 annual meeting may do so by submitting such proposal in writing to our offices located at 2325 Orchard Parkway, San Jose, California 95131, Attn: Secretary. To be eligible for inclusion, stockholder proposals must be received no later than March 11, 2008, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before Atmel’s annual meetings.  Our bylaws also establish an advanced notice procedure for stockholders who wish to present certain matters, including nominations of persons for election to the Board and stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholder proposals, including the nomination of a person for election to the Board, may not be brought before the meeting unless, among other things: (1) the proposal contains certain information specified in the bylaws, and (2) the proposal is received by us not less than 120 calendar days in advance of the date specified in the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which will be March 11, 2008 for the 2008 Annual Meeting; provided, however, that in the event that we did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed more than 30 days from the date of the previous year’s meeting, then the deadline for receipt of notice by the stockholder is no later than the close of business on the later of: (1) 120 days prior to the meeting and (2) 10 days after public announcement of the meeting date. A copy of the full text of these bylaw provisions may be obtained by writing to our Secretary at the address above. In addition to the above requirements, the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement can be found under Rule 14a-8 under the Exchange Act.

Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in “Corporate Governance — Director Candidates.”

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of eight (8) directors is to be elected at the meeting, all of whom have been recommended for nomination by the members of the Corporate Governance and Nominating Committee of the Board. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the eight (8) nominees named below, six(6) of whom are presently our directors. There are no family relationships among any of our directors, director nominees or executive officers.

In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any additional nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

The Board recently expanded the number of authorized directors from six (6) to eight (8). The Corporate Governance and Nominating Committee conducted a thorough search process to identify two additional director candidates. As part of that process, the Corporate Governance and Nominating Committee retained executive search experts Heidrick & Struggles to assist it in seeking and evaluating candidates for nomination to the Board. After evaluating and interviewing candidates, the members of the Corporate Governance and Nominating Committee recommended Papken Der Torossian and Jack L. Saltich for nomination to the Board. Mr. Der Torossian was initially suggested as a candidate by our Chief Executive Officer, and Mr. Saltich was initially suggested as a candidate by a non-management director.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the nominees listed below.

Information About Nominees

The name, age and principal occupation of each nominee as of as of June 28, 2007 are set forth in the table below:

			Director
Name of Nominee	Age	Position	Since

Steven Laub	48	President and Chief Executive Officer, Atmel Corporation and Director	2006
Tsung-Ching Wu	56	Executive Vice President, Office of the President, Atmel Corporation and Director	1985
T. Peter Thomas	60	Director	1987
Pierre Fougere	65	Director	2001
Dr. Chaiho Kim	72	Director	2002
David Sugishita	59	Director	2004
Papken Der Torossian	68	Director Nominee	N/A
Jack L. Saltich	64	Director Nominee	N/A

Steven Laub, Atmel’s President and Chief Executive Officer, has served as a director of Atmel since February 2006. Mr. Laub was from 2005 to August 2006 a technology partner at Golden Gate Capital Corporation, a private equity buyout firm, and the Executive Chairman of Teridian Semiconductor Corporation, a fabless semiconductor company. From November 2004 to January 2005, Mr. Laub was President and Chief Executive Officer of Silicon Image, Inc., a provider of semiconductor solutions. Prior to that time, Mr. Laub spent 13 years in executive positions (including President, Chief Operating Officer and member of the Board of Directors) at Lattice Semiconductor Corporation, a supplier of programmable logic devices and related software. Prior to joining Lattice Semiconductor, Mr. Laub was a vice president and partner at Bain and Company, a global strategic consulting firm. Mr. Laub holds a degree in economics from the University of California, Los Angeles (BA) and a degree from Harvard Law School (JD).

Tsung-Ching Wu has served as a director since January 1985, as Vice President, Technology from January 1986 to January 1996, as Executive Vice President and General Manager from January 1996 to 2001 and as Executive Vice President, Office of the President since 2001. Mr. Wu holds degrees in electrical engineering from the National Taiwan University (B.S.), the State University of New York at Stony Brook (M.S.) and the University of Pennsylvania (Ph.D.).

T. Peter Thomas has served as a director of Atmel since December 1987. Mr. Thomas is Managing Director of ATA Ventures Management LLP. Mr. Thomas has held this position since April 2004. Mr. Thomas is also a General Partner of Institutional Venture Partners. Mr. Thomas has held this position since November 1985. Mr. Thomas also serves as a director of Transmeta Corporation. Mr. Thomas holds degrees in electrical engineering from Utah State University (B.S.) and computer science from the University of Santa Clara (M.S.).

Pierre Fougere has served as a director of Atmel since February 2001. Mr. Fougere is currently Chief Executive Officer of Fougere Conseil, a consulting firm, and serves as Chairman of the supervisory boards of Société Nemoptic, a maker of electronic displays, and Société Garnier Ponsonnet Vuillard, a paper manufacturer, and Chairman of Société Chateau Lilian Ladouys, a wine producer. From 1986 to 1988, Mr. Fougere was Executive Vice President of the Matra Group and Chairman and Chief Executive Officer of Matra Datavision Inc., a software company. Prior to 1986, he was Executive Vice President, General Manager of the Components Division, Chairman and Chief Executive Officer of Matra Harris Semiconductor and Matra GCA.

Dr. Chaiho Kim has served as a director of Atmel since September 2002. He is Joseph A. Alemany University Professor at Santa Clara University in Santa Clara, California, where he has taught since 1964, and is a member of the faculty of The Leavey School of Business. Administrative positions that he has held at the university include the chair of Operations and Management Information Systems Department and chair of the Ph.D. Program of The Leavey School of Business. He received a masters degree in International Business and a Ph. D. in Finance, both from the Graduate School of Business, Columbia University.

David Sugishita has served as a director of Atmel since February 2004. He has been the non-executive Chairman of the Board since August 2006 and is Chairman of both the Audit Committee as well as the Corporate Governance and Nominating Committee. He also serves as a Director and Chairman of the Audit Committee for Ditech Networks as well as a Director for Micro Component Technology. Since 2000, Mr. Sugishita has taken various short-term assignments including EVP of Special Projects at Peregrine Systems from December 2003 to July 2004 and EVP/CFO at SONICblue, Inc. from January 2002 to April 2002. Prior to 2000, Mr. Sugishita held various senior financial management positions at Synopsys (SVP/CFO) from 1997 to 2000; Actel (SVP/CFO) from 1995 to 1997; Micro Component Technology (SVP/CFO) from 1994 to 1995; Applied Materials (VP/Corporate Controller) from 1991 to 1994; and National Semiconductor (VP/Finance) from 1978 to 1991. Mr. Sugishita holds degrees in business administration from San Jose State University (B.S.) and University of Santa Clara (M.B.A.).

Papken Der Torossian has served as Chairman of Vistec Semiconductor Systems, Inc. since September 2005 and as Managing Director of Crest Enterprise LLC since September 1997. Mr. Der Torossian served as Chairman of the Board of Therma Wave, Inc. from March 2003 until May 2007, when the company was sold to KLA-Tencor. From 1984 to May 2001 Mr. Der Torossian was Chairman of the Board and Chief Executive Officer of Silicon Valley Group (SVGI), which was acquired by ASML. Earlier, he was credited for turning around several companies and operations, including as President of ECS Microsystems and President of the Santa Cruz Division of Plantronics, Inc. Prior to that, Mr. Der Torossian spent four years at Spectra-Physics and twelve years with Hewlett-Packard in a number of management positions. Mr. Der Torossian currently serves as a director of Parker Vision. Mr. Der Torossian was formerly on the board of directors of the Silicon Valley Manufacturing Group (SVMG) and on the board of the Semiconductor Industry Supplier Association (SISA). He was also Chairman of the Semiconductor Equipment and Materials International Environmental, Health & Safety Committee (SEMI EHS), and has served as Chairman of Semi/Sematech. He also serves as a director for several privately held companies. Mr. Der Torossian holds a B.S.M.E. degree from MIT and an M.S.M.E. degree from Stanford University.

Jack L. Saltich has served as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company, since January 2006. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as Vice President of Advanced Micro Devices, where his last position was General Manager of AMD’s European Center in Dresden, Germany. From 1991 to 1993 Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991 he was Vice President at VSLI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company. Mr. Saltich currently serves as a member of the board of directors of Leadis Technology, Inc., a mixed-signal semiconductor developer, Immersion Corporation, a developer of haptic technology, Ramtron International Corporation, a semiconductor company, and Vitex Systems Inc., a private company. Mr. Saltich also serves on the Technical Advisory Board of DuPont Electronic Materials Business and the Manufacturing Advisory Board for Cypress Semiconductor. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT
OF THE COMPANY’S 2005 STOCK PLAN

We are asking our stockholders to approve an amendment to our 2005 Stock Plan (the “2005 Plan”) so that we can continue to use the 2005 Plan to achieve the Company’s goals. The Board has approved the amendment, subject to approval from our stockholders at the Annual Meeting. Approval of the amendment requires the affirmative vote of a majority of the votes cast. If the stockholders approve the amendment, it will amend the current version of the 2005 Plan. Otherwise, the current version of the 2005 Plan will remain in effect. Our named executive officers and directors do not have an interest in this proposal.

Changes Being Made to the 2005 Plan

The amendment to the 2005 Plan permits the Company to commence a “409A exchange offer” in connection with every option that was unvested, in whole or in part, as of December 31, 2004 and that had a per share exercise price that was less than the fair market value per share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on its grant date. Without shareholder approval of this amendment, the 409A exchange offer would not be permitted. The amendment is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

A “409A exchange offer,” as defined by the 2005 Plan, as it is proposed to be amended, allows the Administrator, in its sole discretion, to offer to each optionee who holds an option that had a per share exercise price that was less than the fair market value of a share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on its grant date and was unvested, in whole or in part, as of December 31, 2004 (the portion unvested on December 31, 2004 is referred to herein as the “eligible discount option”) one or more of the following choices: (a) if the optionee exercised any eligible discount option (or portion thereof) in 2006, then the optionee may elect to amend the unexercised portion of each eligible discount option such that the exercise price of the option will be increased to the fair market value per share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on its grant date; or (b) if the optionee was granted an eligible discount option, but did not exercise any eligible discount option in 2006, then the optionee may be given the choice to elect to amend the unexercised portion of each eligible discount option to change the option expiration date identified in the original grant agreement so that the option is exercisable only in a particular calendar year after 2007; and/or the optionee may be given the choice to elect to amend the eligible portion of each discount option such that the exercise price of the option will be increased to the fair market value per share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on its grant date.

We believe that the approval of the amendment to the 2005 Plan is important to our continued success. The employees who hold discount options will be subject to an additional 20% penalty tax if their options are not modified to make them compliant with Internal Revenue Code Section 409A (and a further additional 20% penalty tax for California taxpayers). Without the amendment to the 2005 Plan, there is not a way to make these discount options comply with Section 409A and avoid the additional taxation. Because the 2005 Plan is designed to assist us in retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders, not permitting correction of discount options will mean that the 2005 Plan’s goals are more difficult to meet.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the amendment to the 2005 Stock Plan to permit us to commence the 409A exchange offer in connection with certain outstanding stock options described above.

Description of the 2005 Plan

The following summary of the principal features of the 2005 Plan and its operation is qualified in its entirety by reference to the complete text of the 2005 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in San Jose, California.

Background and Purpose of the 2005 Plan.  The 2005 Plan permits the grant of the following types of incentive awards: (1) incentive stock options, (2) nonstatutory stock options, (3) stock purchase rights, (4) stock appreciation rights, and (5) restricted stock units (individually, an “Award”). The 2005 Plan is intended to attract, motivate, and retain (1) employees of Atmel and its affiliates, (2) consultants, if needed to provide significant services to Atmel and its affiliates, and (3) outside directors of Atmel. The 2005 Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Atmel’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Administration of the 2005 Plan.  The 2005 Plan is administered by the Board of Directors or a committee (the “Committee”) appointed by the Board (the “Administrator”). A Committee generally consists of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Atmel is entitled to a federal tax deduction for certain performance-based compensation paid under the 2005 Plan).

Subject to the terms of the 2005 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2005 Plan and outstanding Awards. The Administrator also has authority to amend outstanding Awards to provide for a lower exercise price and/or permit the surrender or cancellation of outstanding Awards in exchange for Awards with a lower exercise price, a different type of Award, cash, and/or a combination thereof. The Administrator may delegate any part of its authority and powers under the 2005 Plan to one or more directors and/or officers of Atmel; provided, however, the Administrator generally may not delegate its authority and powers with respect to Awards intended to qualify as performance-based compensation under Section 162(m) if the delegation would cause the Awards to fail to so qualify.

The 2005 Plan became effective May 13, 2005. The maximum number of shares of Atmel Common Stock (“Shares”) that may be optioned and sold under the 2005 Plan is 56,000,000 Shares.

As is the case currently, if an Award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled Shares generally will be returned to the available pool of Shares reserved for issuance under the 2005 Plan.

Eligibility to Receive Awards.  The Administrator selects the employees, consultants, and directors who will be granted Awards under the 2005 Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Administrator has the discretion to select the participants.

Stock Options.  A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2005 Plan, the Administrator may grant nonstatutory stock options and/or incentive stock options (which entitle employees, but not Atmel, to more favorable tax treatment). Each option Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The Administrator will determine the number of Shares covered by each option, but during any fiscal year of Atmel, no participant may be granted options (and/or other Awards) covering more than 1,500,000 Shares, unless in connection with the participant’s initial year of service, in which case such participant may be granted options to purchase up to an additional 1,500,000 Shares.

The exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Atmel or any of its subsidiaries. With respect to each participant, the aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by such participant during any calendar year also may not exceed $100,000 (any excess to be considered nonstatutory stock options).

Options become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration may not be later than ten years after the grant date or such shorter term as provided in an Award agreement. In addition, if a participant who, at the time an incentive stock option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of Atmel or any of its subsidiaries, the expiration term is five years from the date of grant or such shorter term as provided in the Award agreement.

After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time determined by the Administrator and stated in the Award agreement. In the absence of a time specified in a participant’s Award agreement, a participant may exercise the option within three months of such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Award agreement), unless such participant’s service relationship terminates due to the participant’s death or disability, in which case the participant or, if the participant has died, the participant’s estate, beneficiary designated in accordance with the Administrator’s requirements or the person who acquires the right to exercise the option by bequest or inheritance, may exercise the option, to the extent the option was vested on the date of termination, within twelve months from the date of such termination.

The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Administrator also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Administrator determines to be consistent with the purpose of the 2005 Plan. At the time of exercise, a participant must pay any taxes that Atmel is required to withhold.

Stock Purchase Rights.  Shares acquired pursuant to a grant of stock purchase rights under the 2005 Plan are restricted stock. Restricted stock will vest in accordance with the terms and conditions established by the Administrator. The Administrator determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Atmel, no participant may be granted more than 1,500,000 Shares of restricted stock (and/or other Awards) unless in connection with the participant’s initial year of service, in which case such participant may be granted restricted stock (and/or other Awards) up to an additional 1,500,000 Shares.

In determining whether a grant of stock purchase rights should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. Each stock purchase rights Award is evidenced by an Award agreement specifying the terms and conditions of the Award. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the Shares upon which the dividend or distribution was paid.

Stock Appreciation Rights.  Stock appreciation rights (“SARs”) are Awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) equal to (1) the number of shares exercised, times (2) the amount by which Atmel’s stock price exceeds the exercise price. Each stock appreciation right Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The exercise price is set by the Administrator but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Administrator. SARs expire under the same rules that apply to options and are subject to the same per-person limits (1,500,000 covered Shares for SARs and/or other Awards in any fiscal year unless in connection with the participant’s initial year of service, in which case such participant may be granted SARs covering up to an additional 1,500,000 Shares).

Restricted Stock Units.  Restricted Stock units are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the Awards otherwise vest. Each restricted stock units Award is evidenced by an Award agreement specifying the terms and conditions of the Award. The applicable performance goals or vesting criteria (which may be based solely on continued service to Atmel and its affiliates) will be determined by the Administrator, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities (see “Performance Goals” below for more information).

During any fiscal year of Atmel, no participant may receive restricted stock units covering greater than 1,500,000 Shares unless in connection with the participant’s initial year of service, in which case such participant may be granted restricted stock units covering up to an additional 1,500,000 Shares. The Administrator establishes the initial value of each restricted stock unit on the date of grant.

Performance Goals.  The Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Administrator’s discretion, one or more of the following performance goals may apply:

•	Annual Revenue.

•	Cash Flow from Operations.

•	Net Income.

•	Pro Forma Net Income.

•	Earnings per Share.

•	Return on Sales.

The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including, but not limited to, compared against another company or companies), (3) against the performance of Atmel as a whole or a segment of Atmel, and/or (4) on a pre-tax or after-tax basis.

By granting Awards that vest upon achievement of performance goals, the Administrator may be able to preserve Atmel’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits Atmel’s ability to deduct annual compensation paid to Atmel’s Chief Executive Officer or any other of Atmel’s four most highly compensated executive officers to $1,000,000 per individual. However, Atmel can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per-person limits on shares covered by Awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Atmel to receive a federal income tax deduction in connection with such Awards.

Limited Transferability of Awards.  Awards granted under the 2005 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award to an individual or entity. Any transfer shall be made in accordance with procedures established by the Administrator.

Awards to be Granted to Certain Individuals and Groups.  The number of Awards (if any) that an employee, consultant, or director may receive under the 2005 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Atmel’s executive officers and directors are not permitted to participate in the 409A exchange offer and therefore do not have an interest in this proposal.

Adjustments upon Changes in Capitalization.  If Atmel experiences a stock dividend, reorganization, or other change in capital structure affecting the Shares, the number of Shares available for issuance under the 2005 Plan, the outstanding Awards, and the per-person limits on Awards, shall be proportionately adjusted to reflect the stock dividend or other change.

Adjustments upon Liquidation or Dissolution.  In the event of a liquidation or dissolution, any unexercised Award will terminate. The Administrator may, in its sole discretion, provide that each participant will have the right to exercise all or any part of the Award, including Shares as to which the Award would not otherwise be exercisable.

Adjustments upon Merger or Change in Control.  The 2005 Plan provides that in the event of a merger with or into another corporation or a sale of all or substantially all of Atmel’s assets, the successor corporation will assume or substitute an equivalent Award for each outstanding Award. Unless determined otherwise by the Administrator, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to Shares that would not otherwise have been vested and exercisable, for a period of up to fifteen days from the date of notice to the optionee. The option or stock appreciation right will terminate at the end of such period. Unless determined otherwise by the Administrator, any restricted stock or restricted stock units not assumed or substituted for will be fully vested as to all of the Shares subject to the Award, including Shares which would not otherwise be vested.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Atmel of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options and Stock Appreciation Rights.  No taxable income is recognized when a nonstatutory stock option or a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss.

Incentive Stock Options.  No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Stock Purchase Rights and Restricted Stock Units.  A participant generally will not have taxable income upon grant of stock purchase rights or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting date) of the Shares or cash received minus any amount paid. For stock purchase rights only, a participant instead may elect to be taxed at the time of grant.

Tax Effect for Atmel.  Atmel generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). As discussed above, special rules limit the deductibility of compensation paid to Atmel’s Chief Executive Officer and to each of the next four most highly compensated executive officers. However, the 2005 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m), thereby permitting Atmel to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND ATMEL CORPORATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Amendment and Termination of the 2005 Plan

The Board generally may amend or terminate the 2005 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary

We believe that the approval of the amendment to the 2005 Plan is important to our continued success. The employees who hold discount options will be subject to an additional 20% penalty tax if their options are not modified to make them compliant with Internal Revenue Code Section 409A (and a further additional 20% penalty tax for California taxpayers). Without the amendment to the 2005 Plan, there is not a way to make these discount options comply with Section 409A and avoid the additional taxation. Because the 2005 Plan is designed to assist us in retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders, not permitting correction of discount options will mean that the 2005 Plan’s goals are more difficult to meet.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2007. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 1985.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire. The representatives are also expected to be available to respond to appropriate questions from the stockholders.

Ratification of Appointment of PricewaterhouseCoopers LLP

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Atmel’s independent registered public accounting firm is not required by Atmel’s bylaws or other applicable legal requirements. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Atmel and its stockholders.

Recommendation of the Board of Directors

The Board unanimously recommends voting “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2007. In the event of a negative vote on such ratification, the Audit Committee of the Board will reconsider its selection.

Fees of PricewaterhouseCoopers LLP Incurred by Atmel

The following table sets forth the fees billed for services rendered by PricewaterhouseCoopers LLP for each of our last two fiscal years.

	2006	2005

Audit fees(1)	$8,797,000	$5,437,000
Audit-related fees	—	—
Tax fees(2)	62,500	104,000
All other fees	—	—

Total	$8,859,500	$5,541,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and of our internal control over financial reporting and the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees for fiscal 2006 also include approximately $3.5 million of fees relating to the restatement of our historical financial statements as a result of the findings of the Audit Committee investigation of our historical stock option grant process as discussed in Note 2, “Restatement of Consolidated Financial Statements” to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2006 and other investigations related to (a) certain proposed investments in high yield securities that were being contemplated by the Company’s former Chief Executive Officer during the period from 1999 to 2002 and bank transfers related thereto, and (b) alleged payments from certain of the Company’s customers to employees at one of the Company’s Asian subsidiaries as discussed in Note 11, “Commitments and Contingencies” to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2006.

(2)	Tax fees consisted of fees for international tax planning services and other tax compliance advice.

Audit Committee Pre-Approval Policy

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimus exception set forth in the SEC rules (the “De Minimus Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimus Exception during the periods in which the pre-approval requirement has been in effect.

CORPORATE GOVERNANCE

Atmel’s current corporate governance practices and policies are designed to promote shareholder value and Atmel is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our web site at www.atmel.com/ir/governance.asp.

Corporate Governance Principles

In March 2007, our Board adopted Corporate Governance Principles, which set forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Corporate Governance Principles also provide for majority voting in director elections, except for contested elections; separate the roles of Chairman and CEO; require directors to offer to resign upon a material change in their employment, subject to the Board’s acceptance; and limit the number of public company boards on which directors may serve. You can access our Corporate Governance Principles on our web site at www.atmel.com/ir/governance.asp.

Code of Ethics/Standards of Business Conduct

It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in our Standards of Business Conduct, which is applicable to all of our directors, officers and employees, and which complies with the SEC’s requirements and with listing standards of the NASDAQ Stock Market LLC (the “Nasdaq”).

Our Standards of Business Conduct are designed to promote honest and ethical conduct, the compliance with all applicable laws, rules and regulations and to deter wrongdoing. Our Standards of Business Conduct are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. A copy of our Standards of Business Conduct can be accessed on our web site at www.atmel.com/ir/governance.asp. We intend to disclose future amendments to certain provisions of our Standards of Business Conduct, or waivers of such provisions granted to directors and executive officers, on our web site in accordance with applicable SEC and Nasdaq requirements.

Independence of Directors

The Board has determined that each of the following directors, constituting a majority of the Board, is “independent” within the meaning of the Nasdaq’s listing standards:

T. Peter Thomas
Pierre Fougere

Dr. Chaiho Kim
David Sugishita

The Board has also determined that, upon their election at the Annual Meeting, Messrs. Der Torossian and Saltich each would be “independent” within the meaning of the Nasdaq’s listing standards.

Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings and Committees

All directors are expected to attend each meeting of the Board and the committees on which he or she serves. All directors are also encouraged, but not required, to attend our Annual Meeting of Stockholders. Each director in office at the time, other than Pierre Fougere and Pete Thomas, attended the 2006 Annual Meeting of Stockholders. During the fiscal year ended December 31, 2006, the Board held 14 meetings. In late July 2006, the Board formed the Special Committee, consisting of all of Atmel’s independent directors, Messrs. Fougere, Thomas, Kim, Sugishita and Laub, giving the Special Committee the full power and authority of the Board to take any action deemed to be appropriate on behalf of the Company with respect to the travel related expenses and other issues. The Special Committee held six meetings in August and September 2006.

The Board has the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served during the past fiscal year (held during the periods that he served).

Audit Committee

Atmel has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of the Audit Committee are Messrs. Thomas, Fougere, Kim and Sugishita. The Board has determined that (1) each of the current members of the Audit Committee is “independent” within the meaning of the Nasdaq listing standards and within the meaning of the rules of the Exchange Act and (2) David Sugishita meets the requirements of an audit committee financial expert in accordance with SEC rules. The Audit Committee held 27 meetings during 2006 at which, among other things, it discussed Atmel’s financial results and regulatory developments and Atmel’s response to such regulatory developments with Atmel’s independent registered public accounting firm. In addition, in 2006 and 2007, the Audit Committee has met numerous times to discuss and oversee (a) the investigation into the misuse of corporate travel funds, (b) the timing of past stock option grants and other potentially related issues, (c) certain proposed investments in high yield securities that were being contemplated by Atmel’s former Chief Executive Officer during the period from 1999 to 2002 and bank transfers related thereto, and (d) alleged payments from certain of Atmel’s customers to employees at one of Atmel’s Asian subsidiaries. The duties of the Audit Committee are to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of Atmel’s independent registered public accounting firm, and Atmel’s internal accounting and financial controls. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement, reviews the reports of Atmel’s management and independent registered public accounting firm concerning Atmel’s internal accounting and financial controls, appoints, determines the compensation of and oversees the work of Atmel’s independent registered public accounting firm, and reviews and approves the scope of the annual audit. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all of Atmel’s books, records, facilities and personnel and the power to retain outside counsel, auditors or other experts for this purpose. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace Atmel’s independent registered public accounting firm. The charter of the Audit Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

See “Report of the Audit Committee” below for more information regarding the functions of the Audit Committee.

Corporate Governance and Nominating Committee

We have a separately-designated standing Corporate Governance and Nominating Committee that currently consists of Messrs. Thomas, Kim and Sugishita. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee develops principles of corporate governance and recommends them to the Board for its consideration and approval. The Committee also reviews governance-related stockholder proposals and makes recommendations to the Board for action on such proposals. For additional information see “Director Candidates” below. The Corporate Governance and Nominating Committee makes recommendations to the Board regarding the composition and size of the Board. The Committee also establishes procedures for the submission of candidates for election to the Board, establishes procedures for identifying and evaluating candidates for director and determines the relevant criteria for Board membership. The Corporate Governance and Nominating Committee held three meetings during 2006. The charter of the Corporate Governance and Nominating Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

Compensation Committee

We have a separately-designated standing Compensation Committee. The Compensation Committee currently consists of Messrs. Thomas, Fougere and Sugishita. Our Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the Nasdaq listing standards. This Committee reviews and approves Atmel’s executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our incentive stock plans. See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Atmel’s processes and procedures for the consideration and determination of executive compensation. The Compensation Committee held 11 meetings during 2006. The charter of the Compensation Committee can be accessed on our web site at www.atmel.com/ir/governance.asp.

The Compensation Committee Report is included below in “Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following directors have at one time been members of Atmel’s Compensation Committee: Pete Thomas, Pierre Fougere, Steven Laub and Dave Sugishita. No interlocking relationships exist between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee was as of the time of his service on the Compensation Committee a present or former officer or employee of Atmel or its subsidiaries, other than Mr. Sugishita, who since August 2006 has served as non-executive Chairman of the Board.

Director Candidates

Atmel’s bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the Board. Please refer to Section 2.2(c) of our bylaws for a description of the process for nominating directors. It is the Corporate Governance and Nominating Committee’s policy to consider properly submitted stockholder recommendations (as opposed to a formal nomination) for candidates for membership on the Board. A stockholder may submit a recommendation for a candidate for membership on the Board by submitting in writing the name and background of such candidate to the Atmel Corporate Governance and Nominating Committee, c/o Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. The Corporate Governance and Nominating Committee will consider a recommendation only if (1) appropriate biographical and background information on the candidate is provided, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate’s name and biographical information, and (3) the recommending stockholder has consented in writing to public disclosure of such stockholder’s name. Required biographical and background information include: (A) the name, age, business address and residence of such person, (B) the principal occupation and employment of such person, and (C) biographical information on the recommended candidate that the recommending stockholder believes supports such candidacy (keeping in mind the criteria discussed below that the Corporate Governance and Nominating Committee considers when making recommendations for nomination to the Board).

The Corporate Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Committee through professional search firms, stockholders or other persons. The process by which candidates for nomination to the Board are evaluated includes review of biographical information and background material on potential candidates by Committee members, meetings of Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Committee. Candidates recommended by stockholders (and properly submitted, as discussed below) are evaluated by the Corporate Governance and Nominating Committee using the same criteria as other candidates. Although the Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board, the Committee does review numerous criteria before recommending a candidate. Such criteria include: character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like.

The Board recently expanded the number of authorized directors from six (6) to eight (8). The Corporate Governance and Nominating Committee conducted a thorough search process to identify two additional director candidates. As part of that process, the Corporate Governance and Nominating Committee retained executive search experts Heidrick & Struggles to assist it in seeking and evaluating candidates for nomination to the Board. After evaluating and interviewing candidates, the members of the Corporate Governance and Nominating Committee recommended Papken Der Torossian and Jack L. Saltich for nomination to the Board. Mr. Der Torossian was initially suggested as a candidate by our Chief Executive Officer, and Mr. Saltich was initially suggested as a candidate by a non-management director.

Communications from Stockholders

Stockholders may communicate with the Board by submitting either an e-mail to bod@atmel.com or written communication addressed to the Board (or specific board member) c/o Secretary, Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131. E-mail communications that are intended for a specific director should be sent to the e-mail address above to the attention of the applicable director. The Chairman of the Corporate Governance and Nominating Committee will, with the assistance of our Chief Legal Officer, (1) review all communications to the Board, (2) determine if such communications relate to substantive matters, (3) if such communications relate to substantive matters, provide copies (or summaries) of such communications to the other directors as he or she considers appropriate, and (4) if such communications do not relate to substantive matters, determine what action, if any, will be taken with such communications. Communications relating to corporate governance and long-term corporate strategy are more likely to be deemed “substantive” and therefore forwarded on to the Board than communications relating to personal grievances or matters as to which we receive repetitive and duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Atmel’s compensation program for its executive officers is intended to meet the following objectives: (1) attract, motivate and retain talented executives responsible for the success of the Company; (2) encourage achievement of the Company’s overall financial results and individual contributions; and (3) align the interests of such individuals with the interests of our stockholders in order to promote the short-term and long-term growth of our business. To meet these objectives, Atmel has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other semiconductor companies of similar size; and

•	Reward performance by:

•	setting challenging goals for our executive officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals; and

•	providing long-term incentives in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our executive officers with those of our stockholders.

The Compensation Committee determines the compensation for all of Atmel’s executive officers and uses the above policies to guide it in assessing the proper allocation among the following elements of compensation: base salary, annual bonus, and equity compensation.

In determining the particular elements of compensation that will be used to implement Atmel’s overall compensation policies, the Compensation Committee takes into consideration a number of factors related to Atmel’s performance, such as Atmel’s profitability, revenue growth, and gross margins and business-unit-specific financial performance, as well as competitive practices among our peer group. The Compensation Committee also considers individual performance measures based on factors such as leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility. With respect to Atmel’s President and Chief Executive Officer, in addition to factors related to Atmel’s financial performance, the Compensation Committee also considers factors such as leadership, recruitment and retention of senior executives, success in building and maintaining a rapport and increasing credibility with Atmel’s stockholders and analysts, and progress in the implementation of strategic and operational plans.

Throughout this Compensation Discussion and Analysis, each individual who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the “2006 Summary Compensation Table” below, are referred to as the “named executive officers.”

Atmel’s executive compensation program is overseen and administered by the Compensation Committee. The Compensation Committee currently consists of Pete Thomas, Pierre Fougere and Dave Sugishita. Each of these individuals qualifies as (i) an “independent director” under the Nasdaq listing standards, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Steven Laub also served on the Compensation Committee during a portion of fiscal 2006 until he was appointed Chief Executive Officer. The Compensation Committee reviews and approves our executive compensation policies, including the salaries and target bonuses of our executive officers, and administers our incentive stock plans. The Compensation Committee held eleven meetings during 2006. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.atmel.com/ir/governance.asp.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with Atmel’s President and Chief Executive Officer, Mr. Laub, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees; however, individual executive officers do not propose or seek approval for their own compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Mr. Laub attends some of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Laub’s compensation package with him, but makes decisions with respect to Mr. Laub’s compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to a subcommittee. The Compensation Committee has not delegated any of its authority with respect to any material component of the compensation of executive officers of Atmel.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so. In early 2006, the Compensation Committee retained Compensia, Inc. (“Compensia”) to advise the Compensation Committee on executive compensation matters, including benchmarking against Atmel’s peers, consulting with respect to salary, bonus and equity compensation of executive officers and consulting with respect to compensation-related terms of Mr. Laub’s employment agreement. Compensia serves at the discretion of the Compensation Committee.

In analyzing our executive compensation program for fiscal 2006, Compensia used a group of peer companies in the semiconductor industry (collectively referred to as the “Peer Companies”). The Peer Companies were selected on the basis of their fiscal and business similarities to Atmel and were approved by the Compensation Committee. These companies were:

• Agere Systems	• Linear Technology

• Altera	• LSI Logic

• Analog Devices	• Marvell Technology Group

• Broadcom Corporation	• Microchip

• Conexant Systems	• National Semiconductor

• Cypress Semiconductor	• NVIDIA

• Fairchild Semiconductor International	• ON Semiconductor

• KLA-Tencor	• Teradyne

• Lam Research	• Xilinx

Elements of Compensation

There are three primary elements that comprise Atmel’s compensation program: (i) base salary; (ii) annual bonuses; and (iii) long-term incentives through equity awards. Each of these elements is considered a primary element of compensation because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policies. For instance, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business and individual objectives and retaining key talent. Atmel believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The following secondary elements supplement Atmel’s compensation program: (i) deferred compensation benefits; (ii) retirement benefits provided under a 401(k) plan or as typically provided in the country where our executive officers reside; and (iii) executive perquisites and generally available benefit programs, such as welfare benefits. The above are considered secondary elements of Atmel’s compensation program because they typically comprise a relatively small percentage of the total compensation of our executive officers and are generally set at levels such that they would not constitute a strong factor in attracting or retaining our executive officers. With the exception of Mr. Laub or pursuant to the statutory requirements of the countries in which our executive officers are employed, Atmel does not provide its executive officers with severance or other payments following, or in connection with, any termination or change-in-control.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits (which are reviewed from time to time to ensure that benefit levels remain competitive, but are not included in the annual determination of an executive’s compensation package). In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. Since Atmel does not have employment agreements providing for severance benefits with its executive officers, with the exception of Mr. Laub or pursuant to the statutory requirements of the countries in which our executive officers are employed, the Compensation Committee believes that equity is one of our strongest compensation tools for retention. Mr. Laub’s agreement is discussed below under the sections entitled “Base Salary, Bonuses and Equity Awards” and “Potential Payments Upon Termination or Change of Control.”

Base Salary, Bonuses and Equity Awards — Overview

Atmel makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to incentivize the executives to achieve individual goals and the goals of Atmel. The Compensation Committee determines each executive officer’s target total annual cash compensation (salary and bonuses) on a yearly basis. The Compensation Committee also grants equity compensation to executive officers in order to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize stockholder value. In general, the Compensation Committee seeks to target salaries, bonuses and equity compensation at approximately the fiftieth percentile (50%) as compared to the Peer Companies.

Base Salary

We do not adhere to strict formulas when determining the amount and mix of compensation elements. However, in determining base salary, the Compensation Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with Atmel, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Prior to September 2006, our executive officers were paid the salaries previously approved in 2005. Following a freeze in salaries from 2002 to 2003, and considering Atmel’s improved performance at the end of 2003, the Compensation Committee decided to increase base salaries in 2004 and 2005 for our executive officers, including George Perlegos.

In August 2006, Atmel entered into an employment agreement (the “Employment Agreement”) with Steven Laub, Atmel’s President and Chief Executive Officer. In negotiating the terms of the Employment Agreement, the Compensation Committee consulted Compensia with respect to compensation-related terms, including Mr. Laub’s annual base salary and initial equity awards. Pursuant to the agreement, Mr. Laub will be paid an annual base salary of $700,000, subject to annual review. During fiscal 2006, Mr. Laub received $255,769 in salary. In order to recruit Mr. Laub to the Company, his Employment Agreement provides for certain severance payments if the Company terminates his employment without cause, as described under the section entitled “Potential Payments Upon Termination or Change of Control. — Agreement with Steven Laub.” The Company believes that this agreement was necessary in order to induce Mr. Laub to leave his former employer and that the size of the severance package is appropriate for an executive of his caliber and for a company of Atmel’s size.

In September 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee increased the base salaries of each of Atmel’s executive officers. The Compensation Committee’s purpose for granting such salary increases was to set base salary for our executive officers at a level competitive and consistent with the Peer Companies.

Due to the fact that the Compensation Committee made changes to the compensation of executive officers in September 2006, the Compensation Committee has not changed the base salaries or target bonuses of Atmel executives for fiscal 2007.

Bonuses

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals (both individual and company-wide). Such bonus amounts were determined based on the objectives set forth below and compared to objectives reviewed by the Compensation Committee in early 2006. Prior to August 2006, bonuses were paid without Compensation Committee approval to certain executive officers as reflected on the 2006 Summary Compensation Table. The Compensation Committee considers these bonuses to be advances against bonuses that may be paid pursuant to the Bonus Plan described below.

Executive Bonus Plan.  On September 29, 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee adopted an executive bonus plan for fiscal year 2006 (the “Bonus Plan”). The Bonus Plan is a cash incentive program designed to motivate participants to achieve Atmel’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of Atmel’s executive officers were eligible to participate in the Bonus Plan. Target bonuses ranged from 50% to 100% of an executive’s base salary, and the amount of the target bonus actually paid to an executive officer will be based on the achievement of (i) certain Company performance objectives tied to Atmel’s annual revenue and non-GAAP operating profit, (ii) certain individual performance objectives approved by the Compensation Committee, and (iii) for some executive officers, a Company performance objective tied to Atmel’s non-GAAP gross margin, and/or certain business unit objectives tied to the business unit’s annual revenue and non-GAAP operating profit, or certain objectives tied to sales region billings. Non-GAAP operating profit and non-GAAP gross margin figures exclude the effect of stock-based compensation expense, legal and accounting expenses associated with the Company’s investigation into the misuse of corporate travel funds, investigation regarding the timing of past stock option grants and other potentially related issues and specified litigation matters, and certain restructuring costs. The Bonus Plan also provided for increases in an executive officer’s bonus depending on (a) Atmel meeting both its annual revenue and non-GAAP operating profit objectives, and in addition meeting or exceeding certain higher thresholds for the Company, business unit performance and/or sales region billing objectives applicable to the executive officer, or (b) the executive officer’s performance relative to his individual performance objectives.

The Compensation Committee can choose a range of performance measures as specified in the Bonus Plan. Bonuses paid under the Bonus Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2006, the Compensation Committee determined that it would be appropriate to choose different performance measures for different executives as follows:

•	For Mr. Laub, the Compensation Committee chose two primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 16.67% each); and (2) individual performance objectives (weighted at 50%), which included leadership, recruitment and retention of senior executives, success in building and maintaining a rapport and increasing credibility with Atmel’s stockholders and analysts, and progress in the implementation of strategic and operational plans.

•	For executives that were not business unit heads, the Compensation Committee chose two primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 25% each); and (2) individual performance objectives (weighted at 25%), which included leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility.

•	For executives that were business unit heads, the Compensation Committee chose three primary measures: (1) Atmel’s financial objectives, which consisted of Atmel’s revenue, non-GAAP gross margin percentage and non-GAAP operating profit percentage (weighted at 16.67% each); (2) the business unit’s financial objectives, which consisted of the business unit’s revenue and non-GAAP operating profit percentage (weighted at 12.5% each); and (3) individual performance objectives (weighted at 25%), which included leadership, teamwork, retention and demonstrated performance in the individual’s area of responsibility.

Atmel’s financial objectives were set at levels that require the Company’s best level of performance since the beginning of fiscal 2001, excluding any restructuring or impairment charges. In addition, the Compensation Committee retained discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. Pursuant to the Employment Agreement, executed in August 2006, Mr. Laub will be eligible to receive annual cash incentives (pro-rated for 2006) payable for the achievement of performance goals established as set forth above by the Compensation Committee of the Board.

We issued our audited financial statements for fiscal year 2006 on June 8, 2007. On June 18, 2007, the Compensation Committee reviewed the Company’s audited fiscal 2006 financial results and the individual performance of the executives and, based upon such performance as measured against the performance measures specified in the Bonus Plan, the Committee approved cash bonus awards for the Company’s executive officers. The Compensation Committee determined to exercise its discretion to increase the bonuses that would otherwise be payable to certain executives, including Mr. Avery, a named executive officer, because the Compensation Committee determined that these individuals had significantly exceeded performance expectations in fiscal 2006. Approved awards for the named executive officers are listed below:

Name and Title	Fiscal 2006 Cash Bonus Awards

Steven Laub, President and Chief Executive Officer	$395,996
Robert Avery, Vice President Finance and Chief Financial Officer	$278,907
Bernard Pruniaux, Vice President and General Manager, ASIC Segment	$116,629
Graham Turner, Vice President and General Manager, Microcontroller Segment	$181,808
Tsung-Ching Wu, Executive Vice President, Office of the President	$280,157
George Perlegos, Former President and Chief Executive Officer	$0

Long-Term Incentive Compensation

Atmel provides long-term incentive compensation through awards of stock options that generally vest over multiple years. Atmel’s equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating an incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our executive officers to remain employed with Atmel despite a very competitive labor market.

Equity-based incentives are granted to our executive officers under Atmel’s stockholder-approved 2005 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants approved by unanimous written consent will become effective and are priced as of the date the last signature is obtained or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of Atmel’s common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Atmel common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of Atmel’s stock following a grant will be attenuated.

Our Compensation Committee regularly monitors the environment in which Atmel operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. Atmel grants stock options because they can be an effective tool for meeting Atmel’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Atmel’s performance in the future. Employees are able to profit from stock options only if Atmel’s stock price increases in value over the stock option’s exercise price. Atmel believes the options that were granted provide effective incentives to option holders to achieve increases in the value of Atmel’s stock.

The number of options our Compensation Committee grants to each executive and the vesting schedule for each grant is determined based on a variety of factors and reflects the executives’ expected contributions to the Company’s success. Existing ownership levels are not a factor in award determination because we do not want to discourage executives from holding Atmel stock. In September 2006, with the consultation services of Compensia, and following a process that had begun several months earlier, the Compensation Committee granted stock options to each of Atmel’s executive officers. The Compensation Committee recognized several purposes for granting such options: (i) the need to award equity compensation at a level competitive and consistent with the Peer Companies; and (ii) aligning the interests of our executive officers with those of our stockholders.

Pursuant to the Employment Agreement, Mr. Laub was granted (i) 1,450,000 options to purchase Atmel shares at an exercise price of $4.89, the closing price of Atmel shares on August 7, 2006, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and 1/48 of the shares vesting monthly thereafter, and (ii) 500,000 options on January 2, 2007 at an exercise price of $6.05, the most recent closing price of Atmel shares at such date, which vest at a rate of 25% of the shares subject to the option on August 7, 2007 and the remainder of the shares pro-rata monthly over the three year period beginning August 7, 2007. Pursuant to the Employment Agreement, the Company was also contractually obligated to issue 1,000,000 shares of restricted stock (or restricted stock units) (the “Restricted Stock”) to Mr. Laub on January 2, 2007, which would vest at a rate of 25% of the shares on August 7, 2007, and the remainder of the shares pro-rata quarterly over the three-year period beginning August 7, 2007. However, as a result of the Company not being current in its reporting obligations under the Exchange Act, the Company suspended the issuance and sale of shares of its common stock pursuant to its registration statements on Forms S-8 filed with the Securities and Exchange Commission, and was unable to issue the Restricted Stock to Mr. Laub. On March 13, 2007, the Company and Mr. Laub entered into an amendment (the “Amendment”) of the Employment Agreement to provide that Mr. Laub is issued the Restricted Stock, or if that does not occur, to provide that Mr. Laub is compensated as if the Restricted Stock had been issued. Pursuant to the Amendment, the Company agreed to issue the Restricted Stock to Mr. Laub within 10 business days after the Company becomes current in its reporting obligations under the Exchange Act, but prior to August 6, 2007, subject to the same vesting schedule provided in the Employment Agreement. In the event Mr. Laub’s employment terminates prior to the issuance of the Restricted Stock, the Company will pay Mr. Laub an amount in cash equal to the fair market value of the portion of the Restricted Stock that would have vested had the Restricted Stock been issued on January 2, 2007, as calculated pursuant to the Amendment.

Executive Deferred Compensation Plan

The Atmel Executive Deferred Compensation Plan (the “EDCP”) is a non-qualified deferred compensation plan allowing employees earning over $100,000 to defer a portion of their salary and bonus, thereby allowing the participating employee to defer taxation on such amounts. Participants are credited with returns based on the allocation of their account balances among mutual funds. Atmel utilizes an investment advisor to control the investment of these funds and the participants remain general creditors of Atmel. Distributions from the plan commence in the quarter following a participant’s retirement or termination of employment. Atmel accounts for the EDCP in accordance with EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested” (“EITF No. 97-14”). In accordance with EITF No. 97-14, the liability associated with the other diversified assets is being marked to market with the offset being recorded as compensation expense, primarily selling, general and administrative expense, to the extent there is an increase in the value, or a reduction of operating expense, primarily selling, general and administrative expense, to the extent there is a decrease in value. The other diversified assets are marked to market with the offset being recorded as other income (expense), net.

The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) Tax Deferred Savings Plan (the “401(k) Plan”). Further, Atmel offers the EDCP as a competitive practice to enable it to attract and retain top talent. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefit provided by the EDCP is not typically taken into account in determining an executive’s overall compensation package for a particular year.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In addition to the EDCP, Atmel maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Atmel employees are eligible to receive matching contributions from Atmel that are subject to vesting over time. The matching contribution for the 401(k) Plan year 2006 was dollar for dollar on the first $500.00 of each participant’s pretax contributions. Atmel does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries other than the United States for legal or competitive reasons.

In fiscal 2006, the executive officers were eligible to receive health care coverage that is generally available to other Atmel employees. In addition, Atmel offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs are intended to allow Atmel to remain competitive in retaining employee talent, and Atmel believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Atmel. The main objectives of Atmel’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

For certain executive officers located oversees, Atmel provides additional benefits include company-paid tax preparation services, use of a company car and corporate housing.

Atmel periodically reviews its overall benefits programs, including our 401(k) Plan.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Principles, stock ownership for our directors and executive officers is encouraged, and in the case of our executive officers, will be reviewed by the Board.

Accounting and Tax Considerations

In designing its compensation programs, Atmel takes into consideration the accounting and tax effect that each element will or may have on Atmel and the executive officers and other employees as a group. Atmel recognizes a charge to earnings for accounting purposes when stock options are granted.

As previously announced on July 25, 2006, the Audit Committee of the Board of Atmel initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. On October 30, 2006, Atmel announced that the Audit Committee, with the assistance of independent legal and forensic accounting experts, had reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options.

Effective December 29, 2006, Atmel permitted certain named executive officers and certain other executive officers specified below to elect to amend certain terms of their stock option grant agreements. The amendments were undertaken in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, to this group of executive officers and Atmel associated with stock options for which the actual measurement dates differed from the recorded measurement dates for such stock options and such options were granted at a discount to the value of Atmel’s common stock on the date of grant (“discount options”). The timing of the amendments was dictated by potential tax consequences under proposed regulations recently promulgated by the Internal Revenue Service under Section 409A. Such proposed regulations require that Section 16 officers and directors (under the Securities Exchange Act of 1934, as amended) resolve certain option issues by December 31, 2006.

Certain stock option grants for the individuals listed below were amended to provide for a fixed exercise in calendar year 2007 or a subsequent year, or earlier upon separation of service or change in control.

		Aggregate Number of
		Shares of Atmel Common
		Stock Underlying Unvested
Name	Current Position	Stock Options Amended

Tsung-Ching Wu	Executive Vice President, Office of the President and Director	104,167
Robert McConnell	Vice President and General Manager, RF and Automotive Segment	60,000
Steve Schumann	Vice President and General Manager, Non-Volatile Memory Segment	45,000

Atmel expects that other executive officers and employees may enter into agreements with the Company to mitigate potential Section 409A liability in 2007, in accordance with the Internal Revenue Service regulations affecting non-Section 16 employees with affected outstanding stock options, assuming there are no further legislative or regulatory developments. For additional details see “Proposal Two.”

Atmel has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code, except with respect to the additional excise taxes, if any, that might be payable by Mr. Laub in the event his employment terminates prior to the issuance of the Restricted Stock, as calculated pursuant to his amended Employment Agreement. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Atmel that exceeds certain limits, and that Atmel or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Atmel structured the EDCP and structures its equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, Atmel also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Atmel generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). All of the stock options granted to our executive officers are intended to qualify as performance-based compensation under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123R superseded our previous accounting under Accounting Principle Board (“APB”) No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”) for the periods beginning in 2006. We adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest will be recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Atmel specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006 required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Pete Thomas (Chairman)
Pierre Fougere
Dave Sugishita

2006 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Grants	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Steven Laub(4)	2006	$255,769	$470,356	$395,996	$6,925	$1,129,046
President and Chief Executive Officer
Robert Avery	2006	$315,412	$234,102	$278,907	$13,655	$842,076
Vice President Finance and Chief Financial Officer
Bernard Pruniaux(5)	2006	$304,269	$225,605	$116,629	$22,653	$669,156
Vice President and General Manager, ASIC Segment
Graham Turner(6)	2006	$325,075	$135,142	$181,808	$24,906	$666,931
Vice President and General Manager, Microcontroller Segment
Tsung-Ching Wu	2006	$445,926	$221,868	$280,157	$15,593	$963,544
Executive Vice President, Office of the President
George Perlegos(7)	2006	$517,988	$69,066	—	$8,751	$595,805
Former President and Chief Executive Officer

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” (SFAS No. 123R), but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. During the year ended December 31, 2006, the Company’s weighted average assumptions to value stock option grants using the Black-Scholes option pricing model were as follows: expected life in years (5.27 — 7.00), risk-free interest rate (4.59% — 5.10%); expected volatility (65% — 72%) and expected dividend yield (0%).

(2)	The amounts under Non-Equity Incentive Plan Compensation reflect cash bonuses granted pursuant to an executive bonus plan for fiscal year 2006 adopted by the Compensation Committee on September 29, 2006 (the “Bonus Plan”).

(3)	The value of perquisites and other personal benefits for each of the named executive officers is as follows:

•	Steven Laub: Company paid portion of insurance: health ($5,358), life ($750), short-term disability ($128), long-term disability ($189); Company’s matching of 401(k) contributions ($500).

•	Robert Avery: Company paid portion of insurance: health ($11,275), life ($1,620), short-term disability ($306), long-term disability ($454); Company’s matching of 401(k) contributions ($500).

•	Bernard Pruniaux: Company auto ($5,391); Company pension plan contribution ($7,082); Company paid portion of insurance: health ($8,909), life ($511), short-term disability ($306), long-term disability ($454). Mr. Pruniaux’s auto and pension plan contribution were paid in Euros (the translation to U.S. Dollars is based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006).

•	Graham Turner: Company paid tax preparation ($2,801); Company pension plan contribution ($22,105). Mr. Turner’s tax preparation and pension plan contribution were paid in Swiss Francs (the translation to U.S. Dollars is based on average month-end exchange rates of 1.245 Swiss Francs per U.S. Dollar in 2006).

•	Tsung-Ching Wu: Company paid portion of insurance: health ($12,623), life ($1,710), short-term disability ($306), long-term disability ($454); Company’s matching of 401(k) contributions ($500).

•	George Perlegos: Company paid portion of insurance: health ($7,258), life ($1,050), short-term disability ($179), long-term disability ($265).

(4)	The annual salary for Mr. Laub for 2006 (effective August 2006 upon his entering into an employment agreement to become Atmel’s President and Chief Executive Officer) was $700,000.

(5)	Other than perquisites and unless otherwise noted, Mr. Pruniaux’s compensation was paid in Euros (the translation to U.S. Dollars is based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006). Salary includes payments in U.S. Dollars in the amount of $52,000. Mr. Pruniaux’s Non-Equity Incentive Plan Compensation was calculated in U.S. Dollars on June 18, 2007 and converted at the U.S. Dollar per Euro exchange rate on such date, except for $56,987 which was previously paid as an advance.

(6)	Other than perquisites and unless otherwise noted, Mr. Turner’s compensation was paid in Swiss Francs (the translation to U.S. Dollars is based on average month-end exchange rates of 1.245 Swiss Francs per U.S. Dollar in 2006). Mr. Turner’s Non-Equity Incentive Plan Compensation was calculated in U.S. Dollars on June 18, 2007 and converted at the Swiss Francs per U.S. Dollar exchange rate on such date, except for $88,353 which was previously paid as an advance.

(7)	The annual salary for Mr. Perlegos for 2006 was $750,048. Mr. Perlegos was terminated for cause in August 2006.

Grants of Plan-Based Awards in 2006

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2006 under any plan.

					All Other
					Option Awards:		Grant Date
					Number of	Exercise or	Fair Value
		Estimated Possible Payouts Under			Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(1)			Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date(	($)	($)	($)	(#)	($)	($)(2)

Steven Laub(3)	—	—	700,000	1,400,000	—	—	—
	2/10/06	—	—	—	50,000	$4.78	$161,000
	8/7/06	—	—	—	1,450,000	$4.89	$4,651,165
Robert Avery	—	—	227,500	455,000	—	—	—
	9/6/06	—	—	—	200,000	$5.73	$748,380
Bernard Pruniaux	—	—	192,000	384,000	—	—	—
	9/6/06	—	—	—	150,000	$5.73	$611,325
Graham Turner	—	—	213,000	426,000	—	—	—
	9/6/06	—	—	—	200,000	$5.73	$748,380
Tsung-Ching Wu	—	—	356,250	712,500	—	—	—
	9/6/06	—	—	—	300,000	$5.73	$1,122,570
George Perlegos	—	—	—	—	—	—	—

(1)	Reflects the minimum, target and maximum payment amounts that named executive officers may receive under the Bonus Plan, depending on performance against the metrics described in further detail in the “Compensation Discussion and Analysis — Bonuses” section above. The amounts range from zero (if the threshold level for financial performance and individual goals are not achieved) to a cap based on a certain percentage of the individual’s base salary. The actual payout is determined by the Compensation Committee by multiplying (a) the percentage completion of the executive’s goals times (b) the sum of the amounts calculated by applying the multipliers of the performance objectives to the performance objectives. Payouts under the Bonus Plan may be zero depending on our performance against the Company, business unit and/or sales region billing performance objectives and the executive’s performance against individual performance objectives. Based on the parameters of the Bonus Plan, payouts are determined by the Compensation Committee. The applicable caps are as follows: 200% for Mr. Laub; 130% for Mr. Avery; 150% for Mr. Wu; and 120% for Mr. Pruniaux and Mr. Turner. The actual bonus amounts were determined by the Compensation Committee in June 2007 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table.”

(2)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123R. See footnote (1) to “2006 Summary Compensation Table” for a description of the assumptions used in the valuation of these awards under SFAS No. 123R. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(3)	The grant to Mr. Laub on February 10, 2006 was in conjunction with Mr. Laub joining Atmel’s Board as a non-employee director.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2006.

	Option Awards
			Number of
			Securities Underlying		Option	Option
			Unexercised Options (#)		Exercise	Expiration
Name	Grant Date(1)		Exercisable	Unexercisable	Price ($)	Date

Steven Laub	2/10/06		10,417	39,583	$4.78	2/10/16
	8/7/06	(2)	—	1,450,000	$4.89	8/7/16
Robert Avery	7/16/99		14,000	—	$7.83	7/16/09
	11/17/00		4,000	—	$12.13	11/17/10
	12/14/01		4,000	—	$8.02	12/14/11
	11/15/02		5,300	—	$2.11	11/15/12
	12/19/03		15,000	5,000	$5.75	12/19/13
	2/11/05		13,750	16,250	$3.29	2/11/15
	7/15/05		70,833	129,167	$2.66	7/15/15
	9/6/06		—	200,000	$5.73	9/6/16
Bernard Pruniaux(3)	10/9/98		40,000	—	$1.98	4/11/07
	10/9/98		80,000	—	$1.98	10/9/08
	11/17/00		30,000	—	$12.13	11/17/10
	9/17/01		50,000	—	$7.12	9/17/11
	11/15/02		50,000	—	$2.11	11/15/12
	12/19/03		—	80,000	$5.75	12/19/13
	2/11/05		—	100,000	$3.29	2/11/15
	9/6/06		—	150,000	$5.73	9/6/16
Graham Turner(4)	7/16/99		40,000	—	$7.83	7/16/09
	11/17/00		30,000	—	$12.13	11/17/10
	9/17/01		50,000	—	$7.12	9/17/11
	11/15/02		50,000	—	$2.11	11/15/12
	12/19/03		60,000	20,000	$5.75	12/19/13
	2/11/05		10,000	30,000	$3.29	2/11/15
	9/6/06		—	200,000	$5.73	9/6/16
Tsung-Ching Wu	4/11/97		160,000	—	$6.09	4/11/07
	2/15/02		100,000	—	$7.69	2/15/12
	11/15/02		100,000	—	$2.11	11/15/12
	12/19/03		75,000	25,000	$5.75	12/19/13
	2/11/05		45,833	54,167	$3.29	2/11/15
	9/6/06		—	300,000	$5.73	9/6/16
George Perlegos(5)	—		—	—	—	—

(1)	Unless otherwise indicated, all options granted to named executive officers vest and become exercisable over a four-year period as follows: 12.5% six months after the grant date and 2.0833% each month thereafter until fully vested.

(2)	This option vests 25% on the first anniversary of the grant date and then 2.0833% per month thereafter.

(3)	Options granted to Mr. Pruniaux vest and become exercisable over four years as follows: 100% on the four-year anniversary of the grant date.

(4)	Options granted to Mr. Turner vest and become exercisable over four years as follows: 25% on each anniversary of the grant date.

(5)	Mr. Perlegos was terminated on August 7, 2006. Options granted to Mr. Perlegos expired unexercised on September 6, 2006.

Potential Payments Upon Termination or Change of Control

2005 Stock Plan

Pursuant to the terms of the Company’s 2005 Stock Plan, in the event of a merger of the Company into another corporation or the sale of substantially all of the assets of the Company, each outstanding award shall be assumed, or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares that would not otherwise be vested or exercisable. All restrictions on restricted stock will lapse, and, all performance goals or other vesting criteria will be deemed achieved at target level, with respect to restricted stock units.

The following table sets forth the estimated benefit to the named executive officers in the event the successor corporation refuses to assume or substitute for the named executive officer’s outstanding equity awards.

Estimated Benefits
Name	($)(1)

Steven Laub	1,732,270
Robert Avery	548,226
Bernard Pruniaux	348,000
Graham Turner	152,800
Tsung-Ching Wu	253,001
George Perlegos	—

(1)	Based on the aggregate market value of unvested option grants and assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($6.05). Aggregate market value is computed by multiplying (i) the difference between $6.05 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Agreement with Steven Laub

In connection with Mr. Laub’s appointment in August 2006 as President and Chief Executive Officer of the Company, he entered into an employment agreement with the Company dated as of August 7, 2006 (the “Employment Agreement”). The Employment Agreement provides for certain payments and benefits to be provided to Mr. Laub (subject to Mr. Laub’s compliance with certain covenants, including a covenant not to compete with Atmel for a prescribed period) in the event that he is terminated without “cause” or that he resigns for

“good reason,” including in connection with a “change of control,” as each such term is defined in the Employment Agreement.

If Mr. Laub is terminated without cause or resigns for good reason, Mr. Laub would receive: (i) continued payment of his base salary for 24 months, paid bi-weekly; (ii) the current year’s target annual incentive pro-rated to the date of termination, paid bi-weekly over 12 months; (iii) 12 months of accelerated vesting with respect to his outstanding unvested equity awards; and (iv) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due.

In addition, if Mr. Laub is terminated without cause or resigns for good reason within three months prior to or 12 months following a change of control, then Mr. Laub will receive: (i) continued payment of his base salary for 24 months, paid bi-weekly; (ii) payment in an amount equal to 100% of his target annual incentive; (iii) the current year’s target annual incentive pro-rated to the date of termination, paid bi-weekly over 12 months; (iv) accelerated vesting with respect to 100% (subject to the following sentence) of his then outstanding unvested equity awards; and (v) reimbursement for premiums paid for continued health benefits for Mr. Laub and any eligible dependents under Atmel’s health plans for up to 18 months, payable when such premiums are due. Notwithstanding the previous sentence, if the change of control occurs between January 2, 2007 and August 7, 2007, only 50% of Mr. Laub’s then outstanding unvested equity awards will vest. Change of control, as defined in the Employment Agreement, includes among other things a change in a majority of the Company’s Board.

In addition, in the event of Mr. Laub’s employment terminates due to death or disability, then there will be 12 months of accelerated vesting with respect to his outstanding unexpired and unvested equity awards.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Laub in the circumstances described above.

	Estimated Payments and Benefits(1)
	Termination Without Cause or
	Resignation For Good Reason
	Not in Connection with	In Connection with
	a Change of Control	a Change of Control	Death or Disability
Type of Benefit	($)	($)	($)

Salary	1,400,000	1,400,000	—
Annual Incentive Bonuses(2)	278,082	978,082	—
Vesting Acceleration(3)	1,012,916	1,732,270	576,541
Reimbursement for Premiums Paid for Continued Health Benefits(4)	5,358	5,358	—

Total Termination Benefits:	2,696,356	4,115,710	576,541

(1)	Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of Atmel’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($6.05). There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The Employment Agreement provides that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to Mr. Laub on an after-tax basis. Assuming a termination date of December 29, 2006, the Company believes that Mr. Laub would receive the full termination benefits set forth in his Employment Agreement.

(2)	Pro-rated based on Mr. Laub’s appointment as President and Chief Executive Officer on August 7, 2006.

(3)	Reflects the aggregate market value of unvested option grants that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $6.05 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006.

(4)	Assumes continued coverage of employee benefits at the amounts paid by Atmel for fiscal 2006 for health insurance.

Arrangements with Graham Turner

Under Swiss law, based on his length of service with the Company and base salary, Mr. Turner would be entitled to receive a lump-sum payment of two months salary if he is terminated for any reason. The estimated amount of this payment would be $59,167, based on Mr. Turner’s base salary as of December 29, 2006 (the last business day of fiscal 2006).

Arrangements with Bernard Pruniaux

Under French law, Mr. Pruniaux will be entitled to certain payments upon his retirement. If Mr. Pruniaux voluntarily retires, he will receive a severance payment of three months salary, a payment for vacation time and a payment for retirement. The estimated amount of these payments would be approximately $101,904, $52,724 and $118,130, respectively, for an aggregate amount of approximately $272,758, based on Mr. Pruniaux’s base salary as of December 29, 2006 (the last business day of fiscal 2006). If Mr. Pruniaux involuntarily retires at the decision of the Company, Mr. Pruniaux will receive a severance payment of six months salary, a payment for vacation time and a payment for retirement. The estimated amount of these payments would be approximately $203,807, $62,509 and $82,234, respectively, for an aggregate amount of approximately $348,550. (These amounts were translated to U.S. Dollars based on average month-end exchange rates of 1.26637 U.S. Dollars per Euro in 2006.)

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2006. Mr. Laub and Mr. Wu, who are our employees, do not receive additional compensation for their services as a director.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name(1)	($)	($)(2)(3)(4)	($)

Pierre Fougere	88,000	73,901	161,901
Chaiho Kim	83,000	68,984	151,984
David Sugishita	97,750	91,368	189,118
T. Peter Thomas	87,500	84,405	171,905

(1)	Mr. Laub joined the Board on February 10, 2006 as a non-employee director. Mr. Laub received cash compensation for his service as a director of $38,000 in fiscal 2006. Once Mr. Laub was appointed President and Chief Executive Officer on August 7, 2006, Mr. Laub no longer accrued, and was not paid, for his service as a director. In addition, George Perlegos and Gust Perlegos served as directors during fiscal 2006; however, as executive officers of the Company, they did not receive any additional compensation for services as a director.

(2)	Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards is the compensation cost associated with options vesting during fiscal 2006 that were recognized for financial statement reporting purposes in accordance with the provisions of SFAS No. 123R, but excluding any estimate of future forfeitures related to service-based vesting conditions and reflecting the effect of any actual forfeitures. See footnote (1) to “2006 Summary Compensation Table” for a description of the assumptions used in the valuation of these awards under SFAS No. 123R.

(3)	In fiscal 2006, except for Steven Laub, each of our non-employee directors received the following option to purchase shares of our common stock:

		Exercise Price	Grant Date
	Number	Per Share	Fair Value
Grant Date	of Shares	($)	($)

4/17/06	15,000	$4.99	45,300

On February 10, 2006, upon joining the Board, we granted Steven Laub a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $4.78 per share. The grant date fair value of Mr. Laub’s option was $161,000.

(4)	As of December 31, 2006, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Aggregate
Name	Number of Shares

Pierre Fougere	105,000
Chaiho Kim	85,000
David Sugishita	95,000
T. Peter Thomas	245,000

Standard Director Compensation Arrangements

During the first quarter of 2006, each non-employee director, other than Steven Laub, received a cash retainer of $15,000 for service on the Board and its Committees. Mr. Laub joined the Board on February 10, 2006 as a non-employee director and received $10,000 as a pro-rated amount of such cash retainer. In addition, during the first quarter of 2006 Mr. Fougere received $1,500 per month for travel and related costs incident to his French residence for his attendance at Board and Committee meetings.

Cash Compensation

Beginning in April 2006 each non-employee director received a cash retainer of $40,000 per year (pro rated for the year and pro-rated for Directors that did not serve the entire year), paid in installments, for service on the Board and its Committees. In addition, during 2006 each non-employee director received $1,500 for each Board meeting attended, and $1,000 for each committee meeting attended for each committee on which the non-employee Director served. Also, non-employee directors who served as committee chairs received an annual retainer for such service in the amount of $15,000 for the Chair of the Audit Committee and $10,000 for the chair of other Board committees. Non-employee directors are reimbursed for their expenses in connection with their attendance at Board and Committee meetings and their out-of-pocket business expenses associated with service on the Board and its Committees.

Equity Compensation

On February 10, 2006, upon joining the Board, we granted Steven Laub a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $4.78 per share.

Beginning in April 2006, upon joining the Board, non-employee directors will receive a nonstatutory stock option for the purchase of 50,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date. Such options will vest and become exercisable over four years. If elected, Messrs. Der Torossian and Saltich would each receive such an option grant on the date of the annual meeting. Beginning in 2006, annually at the April Board meeting, non-employee directors will also be granted a nonstatutory stock option for the purchase of 15,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date. Such options will vest and become exercisable over one year. In 2007, such option grants were not made at the April Board meeting but at a Board meeting in June, to be effective on the date of the annual meeting, with an exercise price per share equal to the fair market value per share on that date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Atmel’s equity compensation plans as of December 31, 2006.

(c)
Number of Securities
	(a)		(b)	Remaining Available
	Number of Securities to		Weighted-Average	for Future Issuance Under
	be Issued Upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a)
Plan category	(#)		($)	(#)

Equity compensation plans approved by security holders	30,886,000	(1)	$5.78	40,207,000	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	30,886,000		$5.78	40,207,000

(1)	Includes options to purchase shares outstanding under the 1986 Incentive Stock Option Plan and the 2005 Stock Plan.

(2)	Includes 9,321,000 shares issuable under our 1991 Employee Stock Purchase Plan.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 28, 2007 by (i) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) each of the executive officers named in the 2006 Summary Compensation Table, (iii) each director and nominee for director and (iv) all directors, nominees for director and executive officers as a group. The information on beneficial ownership in the table and the footnotes hereto is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Except as otherwise indicated (or except as contained in a referenced filing), each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable, and can be reached by contacting our principal executive offices.

	Common Stock	Approximate Percent
Beneficial Owner(1)	Beneficially Owned(2)	Beneficially Owned(2)

FMR Corp.(3)	59,023,988	12.07%
Goldman Sachs Asset Management, L.P.(4)	48,990,288	10.02%
George Perlegos(5)	25,871,908	5.29%
Steven Laub(6)	381,250	*
Tsung-Ching Wu(7)	8,348,649	1.71%
David Sugishita(8)	65,208	*
T. Peter Thomas(9)	192,858	*
Pierre Fougere(10)	55,000	*
Dr. Chaiho Kim(11)	64,958	*
Papken Der Torossian	25,000	*
Jack L. Saltich	—	—
Robert Avery(12)	214,384	*
Graham Turner(13)	693,405	*
Bernard Pruniaux(14)	250,000	*
All directors, nominees and executive officers as a group (13 persons)(15)	13,132,484	2.67%

*	Less than one percent of the outstanding common stock

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Atmel Corporation, 2325 Orchard Parkway, San Jose, CA 95131.

(2)	Based on 488,843,018 shares outstanding on June 28, 2007. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Atmel common stock subject to options held by that person that will be exercisable within 60 days after June 28, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 6,750,596 shares of which FMR Corp. has sole voting power and 59,023,988 shares of which FMR Corp. has sole dispositive power. Based on a Schedule 13G filed with the SEC on October 10, 2006, as amended by a Schedule 13G/A filed with the SEC on February 14, 2007, by FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Includes 39,229,967 shares of which Goldman Sachs Asset Management, L.P. has sole voting power and 48,990,288 shares of which Goldman Sachs Asset Management, L.P. has sole dispositive power. Based on a Schedule 13G filed with the SEC on January 10, 2007 by Goldman Sachs Asset Management, L.P. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(5)	Includes 15,833,883 shares of which Mr. Perlegos has sole voting power and sole dispositive power and 10,038,025 shares of which Mr. Perlegos has shared voting power and shared dispositive power. Based on a proxy statement filed by Mr. Perlegos with the SEC on April 16, 2007. The address of Mr. Perlegos is 45863 Bridgeport Place, Fremont, California 94539.

(6)	Includes 381,250 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(7)	Includes 582,917 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(8)	Includes 65,208 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(9)	Includes 176,458 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(10)	Includes 55,000 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(11)	Includes 58,958 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(12)	Includes 214,384 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(13)	Includes 280,000 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(14)	Includes 250,000 shares issuable under stock options exercisable within 60 days after June 28, 2007.

(15)	Includes 2,797,300 shares issuable under stock options exercisable within 60 days after June 28, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

During 2006, we paid approximately $250,000 to MartSoft Corporation pursuant to a development agreement. The Chief Executive Officer of MartSoft is the wife of Tsung-Ching Wu, Ph.D., an executive officer and director of Atmel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the integrity of Atmel’s financial statements, Atmel’s compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and Atmel’s internal accounting and financial controls. This purpose is more fully described in the charter of the Audit Committee which can be accessed on our web site at www.atmel.com/ir/governance.asp.

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm, (2) discussed with management and with PricewaterhouseCoopers LLP the evaluation of Atmel’s internal controls and the audit of management’s assessment of the effectiveness of Atmel’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, (3) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and (4) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

David Sugishita (Chairman)
T. Peter Thomas
Pierre Fougere
Dr. Chaiho Kim

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Dated:	July 9, 2007
San Jose, California

APPENDIX A

AMENDMENT TO THE ATMEL CORPORATION 2005 STOCK PLAN

1. Section 5(b)(xi) will be amended to read as follows:

“to commence a 409A Exchange Offer in connection with each Option that had a per share exercise price that was less than the fair market value of a share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on the Option’s grant date and that was unvested, in whole or in part, as of December 31, 2004 (notwithstanding Section 18(b) of the Plan), as described by Section 23 of the Plan;”

2. Section 5(b)(xii) will be added to the Plan and will read in its entirety as follows:

“to make all other determinations deemed necessary or advisable for administering the Plan.”

3. Section 23 will be added to the plan and read in its entirety as follows:

“23. 409A Exchange Offer. The Administrator, may in its sole discretion, offer to each Optionee who holds an Option with an original Grant Date Exercise Price that was less than the original Grant Date fair market value, as determined for purposes of Section 409A of the Code, (each a “Discount Option”) one or more of the following choices with respect to the portion of such Discount Option that was unvested on December 31, 2004 (such portion is referred to as the “Eligible Discount Option”):

(a) If Optionee exercised any Eligible Discount Option (or portion thereof) in 2006, then Optionee may elect to amend the eligible portion of each Eligible Discount Option such that the Exercise Price of the Option will be increased to the fair market value, as determined for purposes of Section 409A of the Code, of a share of the Company’s Common Stock on the Option’s grant date.

(b) If Optionee was granted an Eligible Discount Option, but did not exercise any Eligible Discount Option in 2006, then Optionee may be given one or more of the following choices:

(i) Optionee may elect to amend each Eligible Discount Option to change the option expiration date identified in the original grant agreement to a date that is expected to constitute a fixed calendar year election for purposes of Section 409A of the Code (the Administrator will have the discretion to choose to allow Optionees to pick different calendar years for different portions of each Eligible Discount Option); and/or

(ii) Optionee may elect to amend the eligible portion of each Eligible Discount Option such that the Exercise Price of the Option will be increased to the fair market value, as determined for purposes of Section 409A of the Code, of a share of the Company’s Common Stock on the Option’s grant date.

4. Except as otherwise set forth herein, the terms of the Plan shall continue in full force and effect.

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0 PROXY ATMEL CORPORATION 2007 ANNUAL MEETING OF STOCKHOLDERS To Be Held July 25, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of ATMEL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the 2006 Annual Report on Form 10-K, and receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, each dated July 9, 2007, and hereby appoints Steven Laub and Patrick Reutens, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of ATMEL CORPORATION to be held on July 25, 2007 at 2:00 p.m., local time, at Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131 and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE SEE REVERSE SIDE 14475

ANNUAL MEETING OF STOCKHOLDERS OF ATMEL CORPORATION July 25, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033333333303001000 1 072507 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other matter or matters which may properly come before the annual meeting and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the 2006 Annual Report on Form 10-K of Atmel Corporation, and receipt of Notice of 2007 Annual Meeting of Stockholders and Proxy Statement of Atmel Corporation, each dated July 9, 2007. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: FOR AGAINST ABSTAIN Tsung-Ching Wu T. Peter Thomas Pierre Fougere Dr. Chaiho Kim David Sugishita Steven Laub Papken Der Torossian Jack L. Saltich 2. Proposal to approve an amendment to the 2005 Stock Plan to permit a Section 409A exchange offer. 3. Proposal to ratify the appointment of Pricewaterhouse-Coopers LLP as the independent registered public accounting firm of Atmel Corporation for 2007. MARK HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF ATMEL CORPORATION July 25, 2007 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR - TELEPHONE — Call toll-free 1-800-PROXIES COMPANY NUMBER ACCOUNT NUMBER (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR - INTERNET — Access “http://www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00033333333303001000 1 072507 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other matter or matters which may properly come before the annual meeting and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the 2006 Annual Report on Form 10-K of Atmel Corporation, and receipt of Notice of 2007 Annual Meeting of Stockholders and Proxy Statement of Atmel Corporation, each dated July 9, 2007. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: FOR AGAINST ABSTAIN Tsung-Ching Wu T. Peter Thomas Pierre Fougere Dr. Chaiho Kim David Sugishita Steven Laub Papken Der Torossian Jack L. Saltich 2. Proposal to approve an amendment to the 2005 Stock Plan to permit a Section 409A exchange offer. 3. Proposal to ratify the appointment of Pricewaterhouse-Coopers LLP as the independent registered public accounting firm of Atmel Corporation for 2007. MARK HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.